NEWS	Exhibit 99.1

Mark Graff
Group Vice President, IR & Finance
(813) 830-5311

Bloomin’ Brands Provides Business Update Related to the COVID-19 Pandemic

TAMPA, Fla., April 16, 2020 - Bloomin’ Brands, Inc. (Nasdaq: BLMN) today announced additional information resulting from the dynamic environment caused by COVID-19. As a result, we are providing a general business update from our CEO, recent and First Quarter 2020 preliminary sales results and details on cash utilization and liquidity.

Statement from David Deno, Chief Executive Officer

This past month has been an extraordinary time to lead and operate restaurants. Our priorities have centered on taking care of our people and serving food in a safe environment that protects both our Team Members and customers.

We have always taken great pride in taking care of the over 90,000 employees who work in our restaurants, and those who support them at the Restaurant Support Center. We have not terminated or furloughed any employees as a result of COVID-19. For hourly employees impacted by the closure of our dining rooms, we have provided four weeks of relief pay to date and free meals for pick-up. We hope to be able to continue providing these benefits and will reassess our ability to do so every two weeks. In addition, I have suspended my salary, and the Board of Directors has suspended their cash retainers.

Since this situation began in early March, any employee who was quarantined or who had a personal illness related to COVID-19 received pay. In addition, every employee has free access to our Employee Assistance Program for additional support during these stressful times, and we have funded 100% of benefit premiums for employees not working and receiving relief pay.

While our restaurant operators are accustomed to safe food handling and hygiene practices, which includes only allowing healthy employees to work, we have heightened those existing strict standards.  We have made changes to offer further protection for customers and employees, including additional sanitation and disinfecting practices, enhanced hand-washing protocols and increased use of gloves and facial protection.

As it relates to the current business environment, we have grown our sales each week since we pivoted to an off-premises only model on March 20th. We have nearly tripled our total off-premises business since the beginning of March. This is a testament to the strong affinity for our brands, and our decision to invest significantly into building a robust delivery network to complement our take-out business. These strong off-premises results have allowed us to keep substantially all of our locations open during this time.

Consistent with our approach in other areas, we are prioritizing cash usage towards supporting our people and maximizing our off-premises business. We have stopped non-essential spending, significantly reduced marketing expenses and have deferred nearly all of our capital expenditures. These efforts have allowed us to minimize our ongoing cash burn, and we are confident about our ability to navigate the current environment. In addition, we are reviewing opportunities to increase our liquidity should we determine that it would be in our best interest to do so.

Although this situation is challenging, we are looking forward to emerging as a better, stronger, operations-focused company. I am more convinced than ever of the important role that full-service restaurants will continue to play in the lives of our customers and our communities. We look forward to providing another update when we announce our first quarter earnings on May 8th.

Recent Sales Results
The following table includes estimated comparable restaurant sales by concept for our U.S. company-owned restaurants for the periods indicated:

	WEEK ENDED
	MARCH 1, 2020	MARCH 8, 2020	MARCH 15, 2020	MARCH 22, 2020	MARCH 29, 2020	APRIL 5, 2020	APRIL 12, 2020 (1)
Comparable restaurant sales (stores open 18 months or more):
U.S.
Outback Steakhouse	0.4%	0.5%	(18.0)%	(63.7)%	(63.5)%	(60.6)%	(52.2)%
Carrabba’s Italian Grill	6.5%	0.7%	(16.2)%	(67.5)%	(68.7)%	(64.7)%	(53.0)%
Bonefish Grill	5.0%	(4.5)%	(23.4)%	(83.4)%	(82.7)%	(79.2)%	(68.2)%
Fleming’s Prime Steakhouse & Wine Bar	(1.9)%	(7.0)%	(23.2)%	(82.3)%	(85.6)%	(82.7)%	(63.9)%
Combined U.S.	1.9%	(0.9)%	(19.0)%	(69.1)%	(69.5)%	(66.1)%	(55.9)%
_________________

(1)	The week ended April 12, 2020 includes the benefit of the Easter holiday.

The following table includes estimated average off-premises weekly sales per comparable restaurant for our U.S. company-owned restaurants for the periods indicated:

	WEEK ENDED
	MARCH 1, 2020	MARCH 8, 2020	MARCH 15, 2020	MARCH 22, 2020	MARCH 29, 2020	APRIL 5, 2020	APRIL 12, 2020 (1)
Average off-premises weekly sales per restaurant (stores open 18 months or more):
U.S.
Outback Steakhouse	$12,674	$12,628	$12,983	$21,781	$27,013	$28,211	$33,161
Carrabba’s Italian Grill	$11,877	$12,099	$12,291	$15,151	$18,821	$19,457	$25,377
Bonefish Grill	$3,453	$3,579	$4,422	$6,348	$11,313	$12,463	$18,696
Fleming’s Prime Steakhouse & Wine Bar	NM	NM	NM	$9,261	$12,664	$13,781	$28,077
_________________

NM	Not meaningful.

(1)	The week ended April 12, 2020 includes the benefit of the Easter holiday.

First Quarter Preliminary Comparable Restaurant Sales

	EIGHT WEEKS ENDED	FIVE WEEKS ENDED	THIRTEEN WEEKS ENDED
	FEBRUARY 23, 2020	MARCH 29, 2020	MARCH 29, 2020
Comparable restaurant sales (stores open 18 months or more):
U.S.
Outback Steakhouse	2.2%	(28.1)%	(9.5)%
Carrabba’s Italian Grill	4.5%	(29.9)%	(8.7)%
Bonefish Grill	2.0%	(38.6)%	(13.9)%
Fleming’s Prime Steakhouse & Wine Bar	2.4%	(40.0)%	(13.2)%
Combined U.S.	2.6%	(31.0)%	(10.4)%

International
Outback Steakhouse - Brazil (1)	NM	NM	6.8%
_________________

NM	Not meaningful.

(1)
Brazil comparable restaurant sales are on a one-month lag and are presented on a calendar basis. Represents results through February 29, 2020. Brazil’s First Quarter comparable restaurant sales do not include any material impact from the COVID-19 pandemic. Most of our Brazil restaurants are currently open for off-premises only.

Cash Utilization and Liquidity Update
As of Wednesday, April 15, we had approximately $304 million of cash on hand in our domestic bank accounts. At recent sales levels, we expect our ongoing weekly cash burn rate to be approximately $8 million to $10 million, excluding any additional changes to net working capital. Outsized cash usage over the most recent four weeks has been primarily related to the wind down of net working capital.

Our assumptions on weekly burn rate include:

•	Tight control on all expenditures, including marketing and rent

•	Ongoing relief payments and benefits to hourly workers impacted by the closure of our dining rooms

•	We evaluate relief payments and the appropriate level of rent payments every two weeks

•	Only capital expenditures related to maintenance that supports our off-premises business

Conference Call
We will release results for the fiscal first quarter ended March 29, 2020, on Friday, May 8, 2020 at approximately 7:00 AM EST, which will be followed by a conference call to review our financial results at 8:30 AM EST the same day. The call will be webcast live from the Company’s website at http://www.bloominbrands.com under the Investors section. A replay of this webcast will be available on the Company’s website after the call.

About Bloomin’ Brands, Inc.
Bloomin’ Brands, Inc. is one of the largest casual dining restaurant companies in the world with a portfolio of leading, differentiated restaurant concepts. The Company has four founder-inspired brands: Outback Steakhouse, Carrabba’s Italian Grill, Bonefish Grill and Fleming’s Prime Steakhouse & Wine Bar. The Company operates more than 1,450 restaurants in 48 states, Puerto Rico, Guam and 20 countries, some of which are franchise locations. For more information, please visit www.bloominbrands.com.

Preliminary Data
The unaudited sales data presented in this release is preliminary, based upon management estimates and subject to the completion of our procedures for the preparation and completion of our quarterly financial statements. Those procedures have not been completed, and we may make further adjustments as a result of developments occurring between now and the time the financial results for the respective periods are finalized.  In addition, estimated weekly sales and cash burn data has been provided to help investors understand and assess the near-term impacts of the COVID-19 pandemic, but is subject to variability and may not be indicative of our results or trends for any full reporting period.

Forward-Looking Statements
Certain statements contained herein, including statements under the headings “Statement from David Deno, Chief Executive Officer” and “Cash Utilization and Liquidity Update” are not based on historical fact and are “forward-looking statements” within the meaning of applicable securities laws. Generally, these statements can be identified by the use of words such as “guidance,” “believes,” “estimates,” “anticipates,” “expects,” “on track,” “feels,” “forecasts,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could,” “would” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the Company’s forward-looking statements. These risks and uncertainties include, but are not limited to: the effects of the COVID-19 pandemic and uncertainties about its depth and duration, as well as the impacts to economic conditions and consumer behavior, including, among others: the inability of workers, including delivery drivers, to work due to illness, quarantine, or government mandates, temporary restaurant closures due to reduced workforces or government mandates, the unemployment rate, the extent, availability and effectiveness of any COVID-19 stimulus packages or loan programs, the ability of our franchisees to operate their restaurants during the pandemic and pay royalties, and trends in consumer behavior and spending during and after the end of the pandemic; the outcome of our review of strategic alternatives, including the impact on our ongoing business, our stock price and our ability to successfully implement any alternatives that we pursue including our ability to achieve the cost savings described in this release; consumer reaction to public health and food safety issues; competition; increases in labor costs; government actions and policies; increases in unemployment rates and taxes; local, regional, national and international economic conditions; consumer confidence and spending patterns; price and availability of commodities; the effects of changes in tax laws; challenges associated with our remodeling, relocation and expansion plans; interruption or breach of our systems or loss of consumer or employee information; political, social and legal conditions in international markets and their effects on foreign operations and foreign currency exchange rates; our ability to preserve the value of and grow our brands; the seasonality of the Company’s business; weather, acts of God and other disasters; changes in patterns of consumer traffic, consumer tastes and dietary habits; the cost and availability of credit; interest rate changes; and compliance with debt covenants and the Company’s ability to make debt payments and planned investments. Further information on potential factors that could affect the financial results of the Company and its forward-looking statements is included in its most recent Form 10-K and subsequent filings with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statement, except as may be required by law. These forward-looking statements speak only as of the date of this release. All forward-looking statements are qualified in their entirety by this cautionary statement.